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                SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT


                PURSUANT TO SECTION 13 OR 15(D) OF
                THE SECURITIES EXCHANGE ACT OF 1934



Date of Report  (Date of earliest event reported):  April 21, 1998


                      CHURCHILL DOWNS INCORPORATED
      (Exact name of registrant as specified in its charter)



    KENTUCKY                  0-01469             61-0156015
(State or other             (Commission          (IRS Employer
jurisdiction of            File Number)       Identification No.)
incorporation)



          700 CENTRAL AVENUE, LOUISVILLE, KENTUCKY 40208
             (Address of principal executive offices)



                             (502) 636-4400
       (Registrant's telephone number, including area code)



                             NOT APPLICABLE

   (Former name or former address, if changed since last report)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On April 21, 1998, Churchill Downs Incorporated (the "Company") acquired Racing Corporation of America ("RCA") pursuant to a Stock Purchase Agreement dated as of March 28, 1998 (the "Stock Purchase Agreement"), by and between the Company and TVI Corp. ("TVI"), and an Agreement and Plan of Merger dated as of April 17, 1998, by and among TVI, RCA, the Company, and RCA Acquisition Company ("RCA Acquisition"), a wholly-owned subsidiary of the Company (the "Acquisition"). The Acquisition was completed through the merger of RCA Acquisition with and into RCA. Prior to completion of the Acquisition, RCA was a wholly owned subsidiary of TVI. The assets of RCA consist primarily of the shares of stock of Ellis Park Race Course, Inc., a Kentucky corporation whose primary asset is Ellis Park Race Course in Henderson, Kentucky, and the Kentucky Horse Center, a training facility located in Lexington, Kentucky. The Company intends to continue to operate Ellis Park Race Course and the Kentucky Horse Center at the same locations and under the same names.

     The Company agreed to pay TVI an aggregate of Twenty-Two Million Dollars ($22,000,000) for the shares of RCA, payable as follows: [1] the issuance to TVI of 200,000 shares of the common capital stock of the Company valued at $4,850,000, based upon the closing price of the Company's common stock of $24.25 per share as agreed upon by the parties based on a review of recent trading activity as reported on the Nasdaq Small Cap Market (adjusted to reflect the 2 for 1 stock split of the Company declared on March 19, 1998); and [2] $17,150,000 in cash. The Company paid the cash portion of the purchase price from working capital and a draw on its existing credit facility with PNC Bank, Kentucky. The shares of the common stock of the Company issued to TVI are subject to registration rights as set forth in the Stock Purchase Agreement. The Company agreed in the Stock Purchase Agreement that, at the regular meeting of the Board of Directors of the Company in June of 1998, Daniel Harrington, President of TVI, will be nominated to serve as a director of the Company.

     In addition to the consideration paid at closing of the Acquisition, in the event that gaming (whether full casino, slot machine or video lottery based) generally or at licensed horse racing facilities is legalized in the Commonwealth of Kentucky, the Company agreed to cause RCA to exploit its facilities for such gaming to the extent feasible and permitted by law. If such events occur on or before December 31, 2006, the Company will pay a royalty fee to TVI for concurrent ten year periods commencing from the date that such permitted gaming becomes fully operational at Ellis Park Race Course and/or the Kentucky Horse Center. If gaming is legalized in the calendar year 2007, the royalty fee period will be reduced to nine years from the date that such permitted gaming becomes fully operational with the decline in the length of the royalty period continuing proportionately thereafter through calendar year 2015 if gaming is thereafter authorized in succeeding years, with a royalty period of one year from the date that gaming becomes fully operational if gaming is legalized in calendar year 2015. No royalty will be payable if gaming is legalized after December 31, 2015. The royalty fee will be based upon 50% of earnings before interest and taxes of the gaming operations at Ellis Park Race Course and at the Kentucky Horse Center, calculated after all

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normal  operating  expenses  associated  with  such  gaming and pre-opening expenses related to the development of such gaming operations.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     A.   Financial Statements of Businesses Acquired.

          To be filed by amendment on or about July 5, 1998.

     B.   Pro Forma Financial Information.

          To be filed by amendment on or about July 5, 1998.

     C.   Exhibits

          2.1 Stock Purchase Agreement dated as of March 28, 1998 by and between Churchill Downs Incorporated and TVI Corp.

          2.2  Agreement and Plan of Merger dated as of April 17,  1998  by
               and   among   TVI  Corp.,  Racing  Corporation  of  America,
               Churchill Downs Incorporated and RCA Acquisition Company.

          99 Press release issued on April 21, 1998 by Churchill Downs Incorporated.

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                            SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CHURCHILL DOWNS INCORPORATED
                              (Registrant)



                              By: /S/ THOMAS H. MEEKER
                                  Thomas H. Meeker, President


Date:  April 28, 1998

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